Exhibit 5.1

September 28, 2012

American Media, Inc.

1000 American Media Way

Boca Raton, Florida 33464

Re:	American Media, Inc.

Registration Statement on Form S-4

Filed August 22, 2012

File No. 333-183477

Ladies and Gentlemen:

We have acted as counsel to American Media, Inc., a Delaware corporation (the “Company”), and the subsidiary guarantors of the Company named in Schedule I attached hereto (collectively, the “Guarantors”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4, as amended (File No. 333-183477) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to (i) up to $365,000,000 aggregate principal amount of the Company’s 11.5% First Lien Senior Secured Notes due 2017 (such notes, the “Exchange Notes”) to be issued under an Indenture, dated as of December 1, 2010 (as supplemented on the date hereof, the “Indenture”), among the Company, the Guarantors and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee (the “Trustee”), pursuant to an exchange offer (the “Exchange Offer”) by the Company described in the Registration Statement in exchange for a like principal amount of the Company’s issued and outstanding 11.5% First Lien Senior Secured Notes due 2017 (the “Old Notes”), previously issued under the Indenture and (ii) the guarantees by the Guarantors (the “Guarantees”) of the Exchange Notes pursuant to the Indenture. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate, limited liability company and other records of the Company and the Guarantors and other certificates and documents of officials of the Company, the Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the corporate or other power of all persons signing on behalf of a party (other than the Company and the Guarantors), the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies, that the Exchange Notes

One Bryant Park / New York, New York 10036 / 212.872.1000 / fax: 212.872.1002 / akingump.com

American Media, Inc.

September 28, 2012

will conform to the specimen thereof we have reviewed and that the Exchange Notes will be duly authenticated in accordance with the terms of the Indenture. We have also assumed the due authorization, execution, issuance and delivery of the Indenture and the Old Notes by the parties thereto (other than the Company and the Guarantors), the valid existence of each party thereto (other than the Company and the Guarantors), the authentication of the Old Notes by the Trustee and that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company and the Guarantors, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Registration Statement has become effective under the Act and the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the Exchange Notes have been duly executed by the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture, and issued and delivered by or on behalf of the Company in accordance with the terms of the Indenture against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, (i) the Exchange Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) the Guarantees of the Guarantors will be valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of: (i) the General Corporation Law of the State of Delaware; (ii) the Delaware Limited Liability Company Act; and (iii) the State of New York. As used herein, the terms “General Corporation Law of the State of Delaware” and “Delaware Limited Liability Company Act” include the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

American Media, Inc.

September 28, 2012

C.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company, the Guarantors or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

Schedule I

Name of Guarantor	Jurisdiction of Organization
American Media Mini Mags, Inc.	Delaware
AMI Paper, Inc.	Delaware
AMI Digital, Inc.	Delaware
Country Music Media Group, Inc.	Delaware
Distribution Services, Inc.	Delaware
Globe Communications Corp.	Delaware
AMI Celebrity Publications, LLC	Delaware
Weider Publications, LLC	Delaware
Odyssey Magazine Publishing Group, Inc.	Delaware